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                                 Exhibit 4.18

                   SEVENTH AMENDMENT TO AMENDED AND RESTATED
                 RECEIVABLE AND INVENTORY FINANCING AGREEMENT

  THIS SEVENTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLE AND INVENTORY FINANCING AGREEMENT (this "Amendment") is made and entered into as of the 1st day of December, 1997, between SHEFFIELD STEEL CORPORATION, f/k/a HMK INDUSTRIES OF OKLAHOMA, INC., successor by merger to SHEFFIELD STEEL CORPORATION-SAND SPRINGS, f/k/a SHEFFIELD STEEL CORPORATION and SHEFFIELD STEEL CORPORATION - JOLIET (the "Company"), and NATIONSBANK, N.A., a national banking association, formerly known as NationsBank, N.A. (South) and also formerly known as NationsBank of Georgia, N.A. (the "Lender").

                             W I T N E S S E T H :
                             - - - - - - - - - -

  WHEREAS, heretofore, the Company and its predecessors and Affiliates, and the Lender, made and entered into a certain Receivable and Inventory Financing Agreement, dated as of January 16, 1992 (hereinafter, as previously amended, the "Agreement"), pursuant to which the Lender agreed to certain financial accommodations on the terms and conditions stated therein; and

  WHEREAS, the Company and the Lender desire to amend the Agreement as set forth herein.

  NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

  1. All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Agreement.

  2.  The Agreement is amended as follows:

      (a)  Delete the definitions of "Banking Day" and "Prime Rate" contained in
Section 1.1 and replace them with the following:

      "Banking Day" shall mean a day for dealings by and between banks (excluding Saturday, Sunday and any day which shall be a legal holiday in the City of Atlanta, Georgia, or a day on which banking institutions in the City of Atlanta, Georgia are authorized to close) and, if relating to a Eurodollar Rate Loan, on which dealings are carried on in the London interbank market.

      "Prime Rate" shall mean the rate of interest announced by the Lender in Atlanta, Georgia, from time to time as its "Prime Rate". The Prime Rate shall be adjusted on the first day of each month based on the Prime Rate in effect at the

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  close of business on the last Banking Day of the immediately preceding calendar month.

     (b) Add the following new definitions in appropriate alphabetical order to
Section 1.1:

          "Applicable Margin" shall mean an amount determined in accordance with Annex I attached hereto based upon the Company's ratio of EBITDA to Cash Interest as of the date of the determination. Adjustments to the Applicable Margin shall be effective as of the first day of the calendar month after the Lender's receipt of the Company's financial statements as of the last day of each fiscal quarter (commencing with the financial statements for the fiscal quarter ending on or about October 31, 1997) during each fiscal year in conformance with Section 8.3(a), together with the officer's certificate described in Section 8.3(a) setting forth the calculations necessary to determine the ratio referred to above. The calculations of the Applicable Margin made at fiscal year end shall be subject to adjustment upon the Lender's receipt of the Company's audited financial statements in conformance with Section 8.3(b). In the event the Company fails to timely provide the financial statements and certificates referred to above, and without prejudice to any additional rights under Section 11, the maximum Applicable Margin shall apply to all Eurodollar Rate Loans and Prime Rate Loans until the first day of the calendar month after the Lender's receipt of such financial statements and certificates, unless the Lender has agreed to extend the time for delivery of such financial statements.

          "Dollar" and "$" shall mean freely transferable United States dollars.

          "Eurodollar Rate" shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, a simple per annum interest rate determined pursuant to the following formula:

          Eurodollar Rate =            Interbank Offered Rate
                            --------------------------------------------
                               1 - Eurodollar Reserve Percentage

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

          "Eurodollar Rate Basis" shall mean a simple interest rate per annum equal to the Eurodollar Rate plus the Applicable Margin.
                                  ----

          "Eurodollar Rate Loan" shall mean any Loan which bears interest at the time in question based on the Eurodollar Rate Basis.

          "Eurodollar Reserve Percentage" shall mean, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such

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     regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable to any member bank with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar
     Rate Loans is determined), whether or not the Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credits for proration, exceptions or offsets that may be available from time to time to the Lender.

          "Interbank Offered Rate" shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the average (rounded upward to the nearest one-sixteenth (1/16) of one percent) per annum rate of interest determined by the office of the Lender then determining such rate (each such determination to be conclusive and binding) as of two Banking Days prior to the first day of such Interest Period, as the effective rate at which deposits in immediately available funds in Dollars are being, have been, or would be offered or quoted by the Lender to major banks in the applicable interbank market for Eurodollar deposits at any time during the Banking Day which is the second Banking Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period and in an amount comparable to the amount of the Eurodollar Rate Loan. If no such offers or quotes are generally available for such amount, then the Lender shall be entitled to determine the Interbank Offered Rate by estimating in its reasonable judgment the per annum rate (as described above) that would be applicable if such quotes or offers were generally available.

          "Interest Period" shall mean, in connection with any Eurodollar Rate Loan, the term of such Loan selected by the Company or otherwise determined in accordance with this Agreement, which may have a duration of one (1), two (2), three (3) or six (6) months. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day, (ii) any applicable Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) no Interest Period shall extend beyond the maturity of the Loans or such earlier date as would interfere hereunder with the repayment obligations of the Company.

          "Prime Rate Basis" shall mean a simple interest rate per annum equal to the Prime Rate plus the Applicable Margin.
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          "Prime Rate Loan" shall mean any Loan which bears interest at the time in question based on the Prime Rate Basis.

     (c)  Delete Section 2.2 and replace it with the following:

          2.2  INTEREST.

               (a) Choice of Interest Rate, Etc. Each Loan shall, at the option of the Company, be made as a Prime Rate Loan or a Eurodollar Rate Loan. Each Prime Rate Loan shall bear interest at the Prime Rate Basis. Each Eurodollar Rate Loan shall bear interest at the applicable Eurodollar Rate Basis. Any notice given to the Lender in connection with a requested Loan hereunder shall be given prior to 12:00 noon (Eastern Time) in order for such Banking Day to count toward the minimum number of Banking Days required. If the Company fails to give the Lender timely notice of its selection of a Eurodollar Rate Basis, or if for any reason a determination of a Eurodollar Rate Basis for any Loan is not timely concluded, the Prime Rate Basis shall apply to such Loan.

               (b)  Prime Rate Loans.

                    (i) Initial Loans. The Company shall give the Lender, in the case of Prime Rate Loans, irrevocable telephonic notice, confirmed immediately by a written notice, on the date specified in the notice for such Prime Rate Loan; provided, however, that the failure by the Company to confirm any notice shall not invalidate any notice so given.

                    (ii) Repayments and Reborrowings. The Company may repay a Prime Rate Loan at any time and (A) reborrow all or a portion of the principal amount thereof as one or more Eurodollar Rate Loans, or (B) not reborrow all or any portion of such Prime Rate Loan.

               (c)  Eurodollar Rate Loans.

                    (i) Initial Loans. The Company shall give the Lender, in the case of Eurodollar Rate Loans, at least two (2) Banking Days' irrevocable telephonic notice, confirmed immediately by a written notice, which notice shall include the proposed Interest Period; provided, however, that the failure of the Company to confirm any notice shall not invalidate any notice so given. The Lender, whose determination shall be conclusive, shall determine the available Eurodollar Rate Basis and shall notify the Company of such Eurodollar Rate Basis.

                    (ii) Repayments and Reborrowings. At least two (2) Banking Days' prior to the maturity date for a Eurodollar Rate Loan, the Company shall give the Lender written notice (or telephonic notice confirmed immediately by a written notice) specifying whether all

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          or a portion of any Eurodollar Rate Loan outstanding on such maturity date (A) is to be repaid and then reborrowed in whole or in part as a Eurodollar Rate Loan, (B) is to be repaid and then reborrowed in whole or in part as a Prime Rate Loan, or (C) is to be repaid and not reborrowed. The Company's failure to give a proper notice shall be deemed a request to reborrow the entire maturing amount as a Prime Rate Loan. Upon such maturity date such Eurodollar Rate Loan will, subject to the provisions hereof, be so repaid and, as applicable, reborrowed. Each repayment shall be in an amount not less than US Five Hundred Thousand Dollars (US$500,000.00). The Company's failure to give a proper notice shall be deemed a request to reborrow the entire maturing amount as a Prime Rate Loan.

                    (iii) Limitation on Eurodollar Rate Loans. Each Eurodollar Rate Loan shall be in a minimum amount of US One Million Dollars (US$1,000,000.00) or integral multiples of US One Hundred Thousand Dollars (US$100,000.00) in excess thereof. Notwithstanding anything to the contrary contained herein, no more than two (2) Eurodollar Rate Loans may be outstanding under this Agreement at any one time.

                    (iv) Prepayment. Eurodollar Rate Loans may be prepaid prior to the applicable maturity date, upon four (4) Banking Days' prior written notice to the Lender, provided that the Company shall reimburse the Lender, on demand, for any loss or out-of-pocket expense incurred by the Lender in connection with such prepayment. Any notice of prepayment of a Eurodollar Rate Loan shall be irrevocable. Each prepayment of any of the Eurodollar Rate Loan shall be in an amount not less than US Five Hundred Thousand Dollars (US$500,000.00).

               (d) Certain Fees. As additional consideration for the credit facility established in Section 2.1 hereof, the Company agrees to pay the Lender a facility fee payable on the first day of each month equal to 0.5% per annum of the average unused portion of the facility during the prior month minus $5,000,000.00. As compensation for delays in the collection and
           -----
     clearance of checks, each month the Lender will charge the Company's account with respect to each remittance received against Receivables during the month for an amount equal to interest on the amount of such remittance at the Prime Rate Basis then in effect for the period beginning with the day following the day of receipt of such remittance and ending at the end of the second Banking Day following the day of such receipt. In the event of termination of this Agreement by either party hereto, the Lender's entitlement to this charge shall continue so long as any obligations hereunder are outstanding.

               (e) General. Interest on the Loans shall be due and payable monthly, on the first day of each month. The final payment of all accrued and unpaid interest shall be due and payable on the date that the outstanding principal amount of the Loans is paid or due and payable in full. After an Event of Default,

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     interest on the Loans shall also be due and payable, upon demand from time to time by the Lender. The Lender shall advise the Company of the amount of interest due and payable as of the days set forth above, and the Company shall pay the same when due or the Lender may, in its discretion, charge such amount to the Company's account under this Agreement. Upon the entire outstanding principal amount of the Loans becoming due and payable or if any payment of principal or interest is not timely made, interest shall accrue on the unpaid principal balance of the Loans or on such defaulted principal payment, from the date that the Loans became so due and payable, or that the defaulted payment was not timely made, at an annual rate of three percent (3%) plus the Prime Rate. Such interest shall continue to accrue until the date of payment of all principal and accrued but unpaid interest or such defaulted payment, as applicable, and shall be due and payable upon demand from time to time by the Lender.

               (d)  Add the following new Sections 2.9, 2.10, 2.11, and 2.12:

                    2.9 EURODOLLAR RATE BASIS DETERMINATION INADEQUATE OR UNFAIR. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Rate Loan for any Interest Period, the Lender determines that deposits in Dollars (in the applicable amount) are not being offered to the Lender in the relevant market for such Interest Period on a basis sufficient to permit a fair establishment of the Eurodollar Rate, the Lender shall forthwith give notice thereof to the Company, whereupon until the Lender notifies the Company that the circumstances giving rise to such situation no longer exist, the obligations of the Lender to make such Eurodollar Rate Loans shall be suspended.

                    2.10 ILLEGALITY. If any applicable law, rule or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender to make, maintain or fund its Eurodollar Rate Loans, the Lender shall so notify the Company. Upon receipt of such notice, notwithstanding anything contained herein, the Company shall repay in full the then-outstanding principal amount of each affected Eurodollar Rate Loan, together with accrued interest thereon either (a) on the last day of the then current Interest Period applicable to such Eurodollar Rate Loan if the Lender may lawfully continue to maintain and fund such Eurodollar Rate Loan to such day or (b) immediately if the Lender may not lawfully continue to fund and maintain such Eurodollar Rate Loan, whereupon the Company shall borrow a Prime Rate Loan from the Lender, and the Lender shall make such Prime Rate Loan, in the amount of the Eurodollar Rate Loans to be repaid.

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                    2.11  INCREASED COSTS.

                          (a) If any applicable law, rule or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                              (i) shall subject the Lender to any tax, duty or other charge with respect to its obligation to make Eurodollar Rate Loans, or shall change the basis of taxation or other charges or payments to the Lender of the principal of or interest on its Eurodollar Rate Loans (except for changes in the rate of tax on the overall net income of the Lender imposed by the jurisdiction in which the Lender's principal executive office is located); or

                              (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable domestic reserve percentage), special deposit, capital adequacy, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, the Lender or shall impose on the Lender or the Eurodollar borrowing market any other condition affecting its obligation to make such Eurodollar Rate Loans;

     and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any such Eurodollar Rate Loans, or to reduce the net amount of any sum received or receivable by the Lender under this Agreement then, on demand by the Lender, the Company agrees to pay to the Lender such additional amount or amounts as will compensate the Lender for such increased costs or reduced returns.

                          (b) A certificate of the Lender claiming compensation under this Section 2.11 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods. Concurrently with prepaying such Eurodollar Rate Loans, the Company shall borrow a Prime Rate Loan from the Lender, and the Lender shall make such Prime Rate Loan in the amount of the outstanding Eurodollar Rate Loans.

                    2.12 EFFECT ON OTHER ADVANCES. If notice has been given pursuant to Section 2.9, 2.10 or 2.11 suspending the obligation of the Lender to make any Eurodollar Rate Loan, or requiring Eurodollar Rate Loans of

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     the Lender to be repaid or prepaid, then, unless and until the Lender notifies the Company that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by the Lender as Eurodollar Rate Loans shall be made instead as Prime Rate Loans.

          (e) Add, immediately following the signature pages, ANNEX I in the form of Exhibit A attached hereto.

     3.   Restatement of Representations and Warranties.  The Company hereby
          ---------------------------------------------
reaffirms each and every representation and warranty heretofore made by it under or in connection with the execution and delivery of the Agreement and the documents executed in connection therewith (including, without limitation, those representations and warranties set forth in Section 7 of the Financing Agreement) as fully as though such representations and warranties had been made on the date hereof and with specific reference to this Amendment.

     4.   No Default.  To induce the Lender to enter into this Amendment the
          ----------
Company hereby, as of the date hereof, and after giving effect to the terms hereof, (i) represents and warrants that there exists no Event of Default (or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default), and (ii) agrees that there exists no right of offset, defense, counterclaim, claim or objection in favor of the Company as against the Lender arising out of or with respect to any of the Obligations.

     5.   Effect of Amendment.  Except as expressly set forth hereinafter, the
          -------------------
Agreement and documents executed in connection therewith shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to the Lender and the Company hereby restates, ratifies and reaffirms each and every term and condition set forth in the Agreement and documents executed in connection therewith effective as of the date hereof.

     6.   Counterparts.  This Amendment may be executed in any number of
          ------------
counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

     7.   Successors and Assigns.  This Amendment shall be binding upon and
          ----------------------
inure to the benefit of the successors and permitted assigns of the parties hereto.

     8.   Section References.  Section titles and references used in this
          ------------------
Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

     9.   Costs, Expenses, Taxes and Fees.  The Company agrees to pay on demand
          -------------------------------
all costs and expenses of the Lender in connection with the preparation, execution, delivery and enforcement of this Amendment and any other transactions

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contemplated hereby, including, without limitation, the fees and out-of-pocket expenses of legal counsel to the Lender.

     10.  Further Assurances.  The Company agrees to take such further action as
          ------------------
the Lender shall reasonably request in connection herewith to evidence the amendments herein contained to the Financing Agreement.

     11.  Governing Law.  This Amendment shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Georgia.

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     IN WITNESS WHEREOF, the Company and the Lender have caused this Amendment to be duly executed under seal, all as of the date first above written.

                         SHEFFIELD STEEL CORPORATION, F/K/A HMK INDUSTRIES OF OKLAHOMA, INC., SUCCESSOR BY MERGER TO SHEFFIELD STEEL CORPORATION-SAND SPRINGS, F/K/A SHEFFIELD STEEL CORPORATION and SHEFFIELD STEEL CORPORATION - JOLIET


                         By: /s/ Stephen R. Johnson VP-CFO
                            ------------------------------------------------
                                                            (Title)

                         Attest: /s/ Cheryl Kaiser
                                --------------------------------------------

                                        [CORPORATE SEAL]




                         NATIONSBANK, N.A., F/K/A NATIONSBANK, N.A. (SOUTH), F/K/A NATIONSBANK OF GEORGIA, N.A.


                         By: /s/ Stuart A. Hall, Vice President
                            ------------------------------------------------
                                                            (Title)

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